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                                                                     EXHIBIT 23



                         INDEPENDENT AUDITORS' CONSENT


The Plan Administrator
Heartland Wireless Communications, Inc.
401(k) Plan:

We consent to incorporation by reference in the Registration Statement (No. 333-05943) on Form S-8 of our report dated June 4, 1999, relating to the statements of net assets available for benefits of the Heartland Wireless Communications, Inc. 401(k) Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended, and all related schedules, which report appears in the December 31, 1998 annual report on Form 11-K of the Heartland Wireless Communications, Inc. 401(k) Plan filed by Nucentrix Broadband Networks, Inc. (formerly Heartland Wireless Communications, Inc.).



                                 /s/ KPMG LLP

Dallas, Texas
June 28, 1999